                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                          TRANSOCEAN SEDCO FOREX INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                   [LETTERHEAD OF TRANSOCEAN SEDCO FOREX INC.]

                                 MARCH 29, 2001




Dear Shareholder:

         The 2001 annual general meeting of Transocean Sedco Forex Inc. will be held on Friday, May 11, 2001 at 9:00 a.m., at the Royal Pavilion Hotel, St. James, Barbados. The Secretary's notice of annual general meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.

         It is important that your shares be represented and voted at the meeting. Please read the enclosed notice of annual general meeting and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.


Sincerely,


/s/  Victor E. Grijalva                   /s/  J. Michael Talbert
------------------------------------      --------------------------------------
Victor E. Grijalva                        J. Michael Talbert
Chairman of the Board                     President and Chief Executive Officer




         This proxy statement and the accompanying proxy card are dated March 29, 2001 and are first being mailed on or about April 4, 2001 to record shareholders as of March 29, 2001.

         NOTICE OF ANNUAL GENERAL MEETING OF TRANSOCEAN SEDCO FOREX INC.
                             TO BE HELD MAY 11, 2001

         The annual general meeting of Transocean Sedco Forex Inc., a Cayman Islands exempted company limited by shares, will be held at the Royal Pavilion Hotel, St. James, Barbados at 9:00 a.m., Barbados time, on Friday, May 11, 2001 for the following purposes:

         1. To re-elect three directors as members of our board of directors to serve until the 2004 annual general meeting and until their respective successors have been duly elected.

         2. To transact such other business as may properly be brought before the meeting.

This constitutes notice of the meeting as required by Cayman Islands law and our articles of association.

         Only record holders of ordinary shares at the close of business on Thursday, March 29, 2001 will be entitled to notice of, and to vote at, the meeting.

         The meeting may generally be adjourned from time to time without advance notice other than announcement at the meeting, or any adjournment thereof, and any and all business for which the meeting is hereby noticed may be transacted at any such adjournment.

                                          By order of the Board of Directors,



                                          /s/  Eric B. Brown
                                          --------------------------------------
                                          Eric B. Brown
                                          Secretary


Houston, Texas
March 29, 2001



--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT
    PLEASE COMPLETE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED
                                RETURN ENVELOPE.

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
            FOR ANNUAL GENERAL MEETING OF TRANSOCEAN SEDCO FOREX INC.
                                  MAY 11, 2001

         This proxy statement is furnished in connection with the solicitation of proxies by Transocean Sedco Forex Inc., on behalf of our board of directors, to be voted at our annual general meeting to be held on Friday, May 11, 2001 at 9:00 a.m., at the Royal Pavilion Hotel, St. James, Barbados.

PROPOSALS

         At the annual general meeting, shareholders will be asked to vote upon the following:

         o A proposal to reelect each of three nominees as directors to serve three-year terms. These directors will be members of a class of directors that will serve until the 2004 annual general meeting and until their respective successors have been duly elected.

         o        Any other matters that may properly come before the meeting.


         We know of no other matters that are likely to be brought before the annual general meeting.

QUORUM

         The presence, in person or by proxy, of shareholders holding a majority of our outstanding ordinary shares will constitute a quorum. Abstentions and "broker non-votes" will be counted as present for purposes of determining whether there is a quorum at the meeting.

RECORD DATE

         Only shareholders of record at the close of business on Thursday, March 29, 2001 are entitled to notice of and to vote, or to grant proxies to vote, at the meeting.

VOTES REQUIRED

         Approval of the proposal to re-elect the three nominees as directors requires the affirmative vote of a plurality of the votes cast. Abstentions and "broker non-votes" will not be counted in that vote.

         As of the record date for the meeting, there were 317,798,910 ordinary shares outstanding and entitled to notice of and to vote at the meeting. Holders of ordinary shares on the record date are entitled to one vote for each share held.

PROXIES

         A proxy card is being sent to each shareholder as of the record date. If you properly received a proxy card, you may grant a proxy to vote on the proposal to re-elect each of the three nominees as directors by marking your proxy card appropriately, executing it in the space provided, dating it and returning it to us. We may accept your proxy by any form of communication permitted by Cayman Islands law and our articles of association. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

         If you have timely submitted a properly executed proxy card and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted a properly executed proxy card and have not clearly indicated your votes, your shares will be voted "FOR" the proposal to re-elect each of the three nominees as directors.

         If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against the proposal to re-elect each of the three nominees as directors will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.

         You may revoke your proxy card at any time prior to its exercise by:

         o        giving written notice of the revocation to our Secretary;

         o appearing at the meeting, notifying our Secretary and voting in person; or

         o properly completing and executing a later-dated proxy and delivering it to our Secretary at or before the meeting.


         Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

SOLICITATION OF PROXIES

         The accompanying proxy is being solicited on behalf of the board of directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained D. F. King & Co., Inc. for a fee of $6,000, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of ordinary shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

                              ELECTION OF DIRECTORS

         Our articles of association divide our board of directors into three classes: Class I, Class II and Class III. Three Class II directors are to be elected at our 2001 annual general meeting to serve for three-year terms expiring at the annual general meeting in 2004.

         The board has nominated for reelection as Class II directors Richard D. Kinder, Martin B. McNamara and Alain Roger. If any of the nominees become unavailable for any reason, which we do not anticipate, the board of directors in its discretion may designate a substitute nominee. If you have submitted an executed proxy card, your vote will be cast for the substitute nominee unless contrary instructions are given in the proxy.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RE-ELECTION OF RICHARD D. KINDER, MARTIN B. MCNAMARA AND ALAIN ROGER AS CLASS II DIRECTORS.

NOMINEES FOR DIRECTOR--CLASS II--TERMS EXPIRING 2004

         RICHARD D. KINDER, age 56, is Chairman of the Board and Chief Executive Officer of both Kinder Morgan, Inc. and Kinder Morgan Energy Partners L.P., which own and operate diversified energy assets. During the past five years prior to assuming his present position, Mr. Kinder served as President and Chief Operating Officer of Enron Corp. He has served as one of our directors since November 1994. Mr. Kinder is also a director of Baker Hughes Incorporated.

         MARTIN B. MCNAMARA, age 53, is Partner-in-Charge of the Dallas, Texas, office of the law firm of Gibson, Dunn & Crutcher and a member of the firm's finance and compensation committees. He has served as one of our directors since November 1994. During the past five years, Mr. McNamara has been in the private practice of law.

         ALAIN ROGER, age 70, is a retired executive officer of Schlumberger. He served as Executive Vice President of Health, Safety and Environment for Schlumberger from October 1993 to December 1995. He served as Executive Vice President of Drilling and Pumping for Schlumberger from July 1991 to September 1993, as President of Sedco Forex, which was the former offshore contract drilling business of Schlumberger Limited until it was spun off from Schlumberger and subsequently combined with us in December 1999 as described below, from 1985 to 1991 and as President of Forex Neptune from 1976 to 1984. Mr. Roger has served as one of our directors since the Sedco Forex merger. Mr. Roger also served as Chairman of the International Association of Drilling Contractors (I.A.D.C.) in 1991.

CONTINUING DIRECTORS--CLASS III--TERMS EXPIRING 2002

         RONALD L. KUEHN, JR., age 65, is former Chairman of the Board and a current director of El Paso Energy Corporation, a diversified natural gas company. He has served as one of our directors since 1975. Mr. Kuehn is also a director of AmSouth Bancorporation, The Dun & Bradstreet Corporation, Praxair, Inc., Protective Life Corporation and Union Carbide Corporation, and is a member of the Board of Trustees of Tuskegee University. From 1994 to 1999, Mr. Kuehn served as Chairman and Chief Executive Officer of Sonat Inc. prior to its merger with El Paso Energy Corporation, and from 1999 to 2000 he served as Chairman of the Board of El Paso Energy Corporation.

         PAUL B. LOYD, JR., age 54, has served as one of our directors since the R&B Falcon merger. Before the merger, he served as Chairman of the Board of R&B Falcon Corporation since January 1998 and Chief Executive Officer since April 1999. He was CEO and Chairman of the Board of R&B Falcon Drilling (International & Deepwater) Inc. (formerly Reading & Bates Corporation) from 1991 through 1997. Mr. Loyd has 30 years of experience in the offshore drilling industry, having joined Reading & Bates in 1970 in its management-training program. He also is a Director of Carrizo Oil & Gas Inc., Frontier Oil Corporation, Enterprise Oil plc and is on the Board of Trustees of Southern Methodist University.

         ROBERTO MONTI, age 61, has served as the Executive Vice President of Exploration and Production for Repsol YPF since July 1999. He was the President and Chief Executive Officer of YPF Sociedad Anonima from September 1995 to June 1999 prior to its acquisition by Repsol. From October 1993 to July 1995, he served as President of Dowell, a division of Schlumberger. Mr. Monti has served as one of our directors since the Sedco Forex merger.

         IAN C. STRACHAN, age 57, is a director of Reuters Group PLC and Instmet Corporation. He served as Deputy Chairman of Invensys plc from 1999 to 2000. He served as Chief Executive Officer from January 1996 and Executive Director from May 1995 of BTR plc until its merger with Siebe plc in 1999, when it changed its name to Invensys plc. From 1987 until 1995, Mr. Strachan was with Rio Tinto plc, serving as Chief Financial Officer and Executive Director from 1989 until 1991 and as Deputy Chief Executive Officer and Executive Director from 1991 until 1995. He was employed by Exxon Corporation from 1970 to 1986. Mr. Strachan has served as one of our directors since the Sedco Forex merger.

CONTINUING DIRECTORS--CLASS I--TERMS EXPIRING 2003

         VICTOR E. GRIJALVA, age 62, has served as Chairman of our board of directors since the Sedco Forex merger. He has been Vice Chairman of Schlumberger Limited since April 1998. Before serving as Vice Chairman, he served as Executive Vice President of Schlumberger's Oilfield Services division from 1994 to January 1999 and as Executive Vice President of Schlumberger's Wireline, Testing & Anadrill division from 1992 to 1994.

         ARTHUR LINDENAUER, age 63, is Chairman of Schlumberger Technology Corporation, Schlumberger's principal U.S. subsidiary. He previously served as Executive Vice President-Finance and Chief Financial Officer of Schlumberger from January 1980 to December 1998. Mr. Lindenauer was a partner with the accounting firm of Price Waterhouse from 1972 to 1980. Mr. Lindenauer has served as one of our directors since the Sedco Forex merger. Mr. Lindenauer is also a director of the New York Chapter of the Cystic Fibrosis Foundation and a Trustee of the American University in Cairo.

         RICHARD A. PATTARROZZI, age 57, served at Shell Oil Company as President and CEO of Shell Deepwater Development Inc. and Shell Deepwater Production Inc. from 1996 to 1999. In early 1999, he was promoted to Vice President of Shell Oil Company, responsible for Shell Deepwater Development Inc., Shell Deepwater Production Inc. and the company's Shallow Water Gulf of Mexico exploration and production business. Mr. Pattarozzi has more than 33 years of experience in the petroleum industry. He joined Shell in 1966 in its offshore engineering organization and retired from the company in January 2001. Mr. Pattarrozzi has served as one of our directors since the R&B Falcon merger. Before the merger, he had served as a director of R&B Falcon since February 2000. He is also a Director of Global Industries, Stone Energy Company, OSCA Inc. and Wellogix, all of which are publicly traded, except Wellogix, a privately owned e-commerce company.

         KRISTIAN SIEM, age 52, is Chairman and Chief Executive Officer of Siem Industries, Inc., an industrial holding company that owns offshore oil and gas drilling and subsea construction services businesses through subsidiaries in Bermuda, the U.K., Norway and the U.S. Mr. Siem has served as one of our directors since September 1996. Mr. Siem is also a director of DSND Subsea ASA, Swan Reefer Inc. and Four Seasons Capital A.B. During the past five years, Mr. Siem has served as an executive officer with Siem Industries, Inc., as Chairman of Wilrig AS and Transocean ASA, which combined with us in 1996, and on the boards of Norwegian Cruise Line, Lambert, Fenchurch Group Holdings plc and Oslo Reinsurance ASA. He was also a member of the board of directors of Saga Petroleum ASA until its merger with Norsk Hydro in September 1999.

         J. MICHAEL TALBERT, age 54, has served as the Chief Executive Officer and a member of our board of directors since August 1994. Mr. Talbert also served as Chairman of our board of directors from August 1994 until December 1999, at which time he assumed the additional position of President. Mr. Talbert is also a director of Equitable Resources, Inc. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation.

          In March 2001, Charles A. Donabedian, a current Class II director, notified the board that he did not desire to stand for reelection as a director. The board plans to reduce the number of directors constituting the board to 12 upon the expiration of Mr. Donabedian's current term on May 11, 2001.

MERGER WITH R&B FALCON AND DESIGNATION OF BOARD MEMBERS

         On January 31, 2001, we completed a merger with R&B Falcon in an all stock transaction in which common shareholders of R&B Falcon received a fixed ratio of 0.5 shares of our newly issued ordinary shares for each R&B Falcon share and R&B Falcon became our indirect wholly owned subsidiary. Pursuant to the merger agreement, our board elected three new members, who were designated by R&B Falcon in consultation with us and had previously served on the R&B Falcon board of directors: Messrs. Donabedian, Loyd and Pattarrozzi.

MERGER WITH SEDCO FOREX AND DESIGNATION OF BOARD AND COMMITTEE MEMBERS

         On December 31, 1999, we completed a merger with Sedco Forex Holdings Limited following the spin-off of Sedco Forex to Schlumberger stockholders on December 30, 1999. As a result of the merger, Schlumberger stockholders exchanged all of the Sedco Forex shares distributed to them by Schlumberger in the Sedco Forex spin-off for our ordinary shares, and Sedco Forex became our wholly owned subsidiary. Effective upon the merger, we changed our name from "Transocean Offshore Inc." to "Transocean Sedco Forex Inc."

         Each of our directors was designated to serve on the board pursuant to the merger agreement. Messrs. Kinder, Kuehn, McNamara, Siem and Talbert were designated by Transocean's board of directors in consultation with Schlumberger. Messrs. Grijalva, Lindenauer, Monti, Roger and Strachan were designated by Schlumberger's board of directors in consultation with Transocean. The committee chairmen of the Executive Compensation and the Finance and Benefits Committees were Transocean board designees, and the committee chairmen of the Audit and Corporate Governance Committees were Schlumberger designees. The other members of those committees were selected in a manner that resulted in an equal number of Transocean and Schlumberger designees.

         In the Sedco Forex merger agreement, we agreed to use all reasonable efforts to maintain the above allocations and appointments for a period of three years after completion of the merger. We also agreed not to nominate or fail to nominate any person contrary to the above allocations, subject to the fiduciary duties of our board of directors. We also agreed that if a director dies, resigns or is removed from the board prior to the expiration of the three-year period following the merger, the remaining Transocean designees, if the director was a director designated by Transocean, or Schlumberger designees, if the director was a director designated by Schlumberger, on the board will nominate a replacement for action by the full board. We have also agreed to nominate Mr. Grijalva to our board of directors to serve as Chairman until his 65th birthday, at which time he will tender his resignation for action by the board of directors.

BOARD MEETINGS AND COMMITTEES

         During 2000, the board of directors held 4 regular meetings and 1 special meeting. Each of our directors attended all of the meetings, including committee meetings.

         The board has standing audit, executive compensation, finance and benefits and corporate governance committees. In addition, the board may from time to time form special committees to consider particular matters that arise.

         Audit Committee. The audit committee reviews and reports to the board the scope and results of audits by our outside auditor and our internal auditing staff. It also reviews with the outside auditor the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies. The audit committee also recommends to the board of directors a firm of certified public accountants to serve as our outside auditor, reviews the audit and other professional services rendered by the outside auditor and periodically reviews the independence of the outside auditor. The board of directors has adopted a written charter for the audit committee, which is attached as Appendix A to this proxy statement. The current members of the audit committee are Mr. Lindenauer, Chairman, and Messrs. McNamara, Siem and Strachan. The audit committee met 5 times during 2000.

         The rules of the New York Stock Exchange, Inc. restrict directors that have relationships with the company that may interfere with the exercise of their independence from management and the company from serving on the audit committee. These relationships include employment by a predecessor or former parent company. Mr. Lindenauer is the former Chief Financial Officer of Schlumberger and currently serves as Chairman of Schlumberger Technology Corporation, Schlumberger's principal U.S. subsidiary. In light of the Sedco Forex merger, Mr. Lindenauer could be deemed to be an employee of a predecessor or former parent company.

         The NYSE rules provide that a director with such relationships may, under certain circumstances, be appointed to the audit committee if the company's board of directors determines in its business judgment that membership on the committee by the individual is required by the best interests of the company and its shareholders.

Accordingly, at a meeting of the board of directors held on February 11, 2000, the board determined that, in light of Mr. Lindenauer's significant financial experience and expertise, his membership on the audit committee is required by the best interests of our company and our shareholders. We believe that the other members of the audit committee have no relationships that may interfere with the exercise of their independence from management and the company.

         Executive Compensation Committee. The executive compensation committee reviews and approves the compensation of our officers, administers our executive compensation programs and makes awards under the Long-Term Incentive Plan and the Performance Award and Cash Bonus Plan. The current members of the executive compensation committee are Mr. Kuehn, Chairman, and Messrs. Kinder, Monti, Pattarrozzi and Roger. The executive compensation committee met 3 times during 2000.

         Finance and Benefits Committee. The finance and benefits committee approves our long-term financial policies and annual financial plans, significant capital expenditures, insurance programs and investment policies. It also makes recommendations to the board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the finance and benefits committee approves the creation, termination and amendment of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the finance and benefits committee are Mr. Siem, Chairman, and Messrs. Donabedian, Kinder, Lindenauer and Strachan. The finance and benefits committee met 7 times during 2000.

         Corporate Governance Committee. The corporate governance committee makes recommendations to the board with respect to the selection and compensation of the board, how the board functions and how the board should interact with shareholders and management. It reviews the qualifications of potential candidates for the board of directors, evaluates the performance of incumbent directors and recommends to the board nominees to be elected at the annual meeting of shareholders. The current members of the corporate governance committee are Mr. Grijalva, Chairman, and Messrs. Kuehn, Loyd, McNamara and Monti. The corporate governance committee met 2 times during 2000.

         The corporate governance committee will consider nominees for director recommended by shareholders. Please submit your recommendations in writing, along with a resume of the nominee's qualifications and business experience and a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director. Submit nominations to Eric B. Brown, Secretary, Transocean Sedco Forex Inc., 4 Greenway Plaza, Houston, Texas 77046.

COMPENSATION OF DIRECTORS

         Fees and Retainers. Our employees receive no extra pay for serving as directors. Each director who is not one of our officers or employees receives an annual retainer of $34,000. A committee chairman receives an additional $5,000 annual retainer. Non-employee directors also receive a fee of $2,000 for each board meeting and $1,500 for each board committee meeting attended, plus incurred expenses where appropriate. Directors are eligible to participate in our deferred compensation plan. The director may defer any fees or retainer by investing those amounts in Transocean Sedco Forex ordinary share equivalents or in other investments selected by the administrative committee.

         Stock Options/Stock Appreciation Rights. When elected, each outside director is granted an option to purchase 4,000 ordinary shares at the fair market value of those shares on the date of grant. Following the initial grant, if the outside director remains in office, the director is granted an additional option to purchase 4,000 ordinary shares after each annual general meeting at the fair market value of those shares on the date of grant. For tax reasons, directors residing in Norway may receive share appreciation rights, commonly referred to as SARs, instead of options.

         Each stock option and SAR has a ten-year term and becomes exercisable in equal annual installments on the first, second and third anniversaries of the date of grant assuming continued service on the board. In the event of an outside director's retirement in accordance with the board's retirement policy or his earlier death or disability, or in the event of a change of control of our company as described under "--Compensation Upon Change of Control," options and SARs will become immediately exercisable and will remain exercisable for the remainder of their ten-year term. Options and SARs will terminate 60 days after an outside director leaves the board for any other reason. However, if that person ceases to be a director for our convenience, as determined by the board, the board may at its discretion accelerate the exercisability of those options and SARs.

         We have reserved an aggregate of 600,000 ordinary shares for issuance to outside directors under our Long-Term Incentive Plan, of which 187,698 remained available for grant as of March 1, 2001. The provisions of the Long-Term Incentive Plan relating to grants to outside directors will terminate on May 1, 2003, unless terminated earlier by the board.

                             AUDIT COMMITTEE REPORT

         Our committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2000 with management. In addition, we have discussed with Ernst & Young LLP, the independent auditing firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61 (SAS 61).

         The Committee also has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and we have reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

         Based on the foregoing review and discussions and relying thereon, we have recommended to the Company's Board of Directors the inclusion of the Company's audited financial statements for the year ended December 31, 2000 in the Company's Annual Report on Form 10-K for such year filed with the Securities and Exchange Commission.

         ARTHUR LINDENAUER, CHAIRMAN                   MARTIN B. MCNAMARA

         KRISTIAN SIEM                                 IAN C. STRACHAN



                       SECURITY OWNERSHIP OF 5% BENEFICIAL
                              OWNERS AND MANAGEMENT

         The table below shows how many ordinary shares each of our directors and nominees, each of the executive officers named in the summary compensation section below and all directors and executive officers as a group owned as of January 31, 2001 (after giving effect to the R&B Falcon merger). The table below also sets forth information concerning the persons known by us to beneficially own 5% or more of our ordinary shares.

                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                       SHARES OWNED          PERCENT OF SHARES
NAME OF BENEFICIAL OWNER                                           BENEFICIALLY (1)(2)       OWNED BENEFICIALLY(3)
------------------------                                           -------------------       ---------------------
Jean P. Cahuzac (4)...............................................          114,543
Jon C. Cole (4)...................................................          255,078
Charles A. Donabedian.............................................           40,392
Victor E. Grijalva................................................           29,294
W. Dennis Heagney (4)(5)..........................................          213,880

Richard D. Kinder.................................................           41,672
Ronald L. Kuehn, Jr...............................................           31,716
Arthur Lindenauer.................................................            6,454
Robert L. Long (4)(6).............................................          181,976
Paul B. Loyd, Jr..................................................        1,402,688
Martin B. McNamara (7)............................................           27,981
Roberto Monti.....................................................            1,333
Richard A. Pattarrozzi............................................           30,000
Donald R. Ray (8).................................................          234,091
Alain Roger.......................................................            6,875
Kristian Siem (9).................................................           14,853
Ian C. Strachan...................................................            1,833
J. Michael Talbert (4)(10)........................................          495,353
All directors and executive officers as a group (25 persons) (4)..        3,354,863                   1.06%
FMR Corporation (11)..............................................       21,100,000                   6.65%
Marsh & McLennan Companies, Inc. (12).............................       16,535,745                   5.22%
Massachusetts Financial Services Company (13) ....................       18,230,960                   5.75%

-------------

(1) The business address of each director and executive officer is c/o Transocean Sedco Forex Inc., 4 Greenway Plaza, Houston, Texas 77064.

(2) Includes options exercisable within 60 days held by Messrs. Cahuzac (113,402), Cole (191,326), Donabedian (35,700), Grijalva (1,333), Heagney
     (144,740), Kinder (23,672), Kuehn (28,166), Lindenauer (1,333), Long
     (138,846), Loyd (1,402,688), McNamara (23,672), Monti (1,333), Pattarrozzi
     (30,000), Ray (190,413), Roger (1,333), Siem (14,841), Strachan (1,333),
     Talbert (413,793) and all directors and executive officers as a group (2,952,952). Also includes rights to acquire ordinary shares under our deferred compensation plan held by Messrs. Grijalva (2,814), Kuehn (3,550) and McNamara (3,309), and all directors and executive officers as a group (9,673).

(3) As of January 31, 2001, each listed individual beneficially owned less than 1.0% of the outstanding ordinary shares.

(4)  Includes:


                                                                                                                   All
                                                                                                                directors
                                                                                                                   and
                                                                                                                executive
                                                                                                                officers
                                 Mr. Cahuzac       Mr. Cole      Mr. Heagney      Mr. Long      Mr. Talbert    as a group
                                 -----------       --------      -----------      --------      -----------    ----------
     Shares of Restricted
     Stock (Holders may
     vote and receive
     dividends, but may not
     sell)..............             0             13,733          23,800          13,600          4,333         73,799

     Shares held by Trustee
     under  401(k) plan.             0              8,123           5,289           2,780          1,465         24,365
     Shares held in
     Employee Stock
     Purchase Plan......           760              2,113           1,666           2,113              0         13,001

(5)  Includes 40 shares held by his children.

(6)  Includes 24,637 shares held in a joint account with his wife.

(7)  Includes 1,000 shares held in a joint account with his wife.

(8)  Includes 25,781 shares held in a joint trust account with his wife.

(9) Siem Industries, Inc. holds 1,538,720 of our ordinary shares. Mr. Siem is the Chairman and Chief Executive Officer of Siem Industries, Inc. As a result, he may be deemed a beneficial owner of those ordinary shares.

(10) Includes 75,479 shares held in a joint account with his wife.

(11) Based on information provided to us by a shareholder services company.

(12) Based on a Schedule 13G filing made with the SEC dated February 22, 2001 by Marsh & McLennan Companies, Inc. ("MMC"), Putnam Investments, LLC ("PI"), Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC"). PI is a wholly-owned subsidiary of MMC and wholly owns PIM and PAC. According to the filing, none of MMC, PI, PIM or PAC have sole voting or sole dispositive power over any of these shares. PI has shared voting power over 1,917,536 of these shares and shared dispositive power over 16,535,745 of these shares. PIM has shared dispositive power over 11,846,017 of these shares. PAC has shared voting power over 1,917,536 of these shares and shared dispositive power over 4,689,728 of these shares. The address of MMC is 1166 Avenue of the Americas, New York, NY 10036. The address of PI, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109.

(13) Based on a Schedule 13G filing made with the SEC dated February 12, 2001 by Massachusetts Financial Services Company ("MFSC"). According to the filing, MFSC has sole voting power over 18,094,630 of these shares and sole dispositive power over 18,230,960 of these shares and may acquire 120,873 of these shares through the conversion of convertible bonds. The address of MFSC is 500 Boylston Street, Boston, Massachusetts 02116.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         We believe all Section 16(a) reporting requirements related to our directors and executive officers were timely fulfilled during 2000 with the exception of Mr. Strachan's Form 4 for the month of December, which was filed 22 days late. This belief is based solely on a review of the reports required to be filed under Section 16(a) of the U.S. Securities Exchange Act of 1934 that have been furnished to us and written representations from those with filing obligations that all reports were timely filed.


                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

         The executive compensation committee is composed solely of nonemployee directors. It administers our executive compensation program. The committee's primary responsibility is to ensure that the executive compensation program furthers our interests and those of our shareholders.

         Our executive compensation program has three principal objectives:

         (1) to attract and retain a highly qualified and motivated management team;

         (2) to appropriately reward individual executives for their contributions to the attainment of key strategic goals; and

         (3) to link the interests of executives and shareholders through stock-based plans and performance measures.

         The committee meets with outside consultants at least annually to review and compare the level of compensation we pay or award to key executives to the compensation practices of a peer group of companies. The primary peer group of companies used for determining compensation (base salary, annual cash bonus incentives and stock options) for key executives consists of 22 publicly held companies of comparable size in the contract drilling, related oilfield services and oil and gas industry. In comparing the level of our executive compensation to that of the peer group, the committee takes into account the relative size of companies as measured by revenues, market capitalization, net income and asset value. The committee used the Simmons & Company International Oil Service Industry Index (the "Simmons Index") for comparing our total shareholder return to that of companies in the index of a certain size and based awards of restricted shares for 2000 on that comparison and the survey data.

         The key components of our executive compensation program are base salary, annual cash bonus incentives and long-term stock incentives. The committee's policies with respect to each component of the program, including the basis for the compensation of the Chief Executive Officer, are described below. The committee consults with the Chief Executive Officer in reviewing the individual performance and compensation of key executives (other than the Chief Executive Officer). The committee reviews the Chief Executive Officer's performance and compensation at least annually.

         Base Salaries. The committee reviews at least annually the base salaries of key executive officers and determines whether salaries should be adjusted. Any adjustments are based primarily on the executive's individual performance, responsibilities and experience and salary survey information. In general, the committee's objective is to maintain executive salaries at the size-adjusted median of the salaries for comparable executives in our peer group. Executive salaries for 1999 were below the median level as compared to the new peer group of companies that better reflect the size of the combined companies Transocean and Sedco Forex. Accordingly, at its salary review meeting on February 15, 2000, the committee approved an adjustment of the base salaries in accordance with a recommendation from a third party executive compensation consultant. An additional review was undertaken in September, 2000 in an effort to use more recent data in the executive compensation analysis. The September analysis and the use of more recent data revealed that the salaries were well below the median of companies of comparable size. Accordingly, the committee approved the recommendation to adjust the salaries of the executive officers. Mr. Talbert's salary was adjusted from $725,000 (which took effect in April as a result of the February meeting) to $850,000 which was effective as of September 15, 2000.

         Annual Cash Bonus Incentives. We award annual cash bonus incentive opportunities under the Performance Award and Cash Bonus Plan. The amount of an executive's bonus opportunity, which is expressed as a percentage of base salary, depends primarily upon that individual's position and responsibilities and bonus opportunities provided to comparable positions within our peer group. At the beginning of each year, the committee reviews and approves annual performance goals. Shortly after the end of the year, the committee determines the appropriate bonus payout levels based on the degree to which these goals have been achieved. The annual incentive program is designed to pay total annual cash compensation, which is salary plus bonus, above the median of our peer group when we meet substantially all of the goals established for an executive's bonus opportunity. Similarly, when the goals are not achieved, the program is intended to result in total annual cash compensation below the median of our peer group. The committee also has the discretion to award performance-based cash bonuses under our Long-Term Incentive Plan.

         The committee determined that the payout of an executive's 2000 bonus opportunity would be based on the level of achievement of a company-wide financial goal, corporate goals and individual goals, as described below. The financial goal was weighted at 50%, the corporate goals at 35% and the individual goals at 15%. The committee also has discretion to make additional cash bonus awards beyond the bonus opportunity to recognize exceptional individual performance or to take account of other factors.

         The financial goal included in the 2000 bonus opportunities under our Performance Award and Cash Bonus Plan for senior executive officers other than Mr. Talbert was our 2000 earnings per share ("EPS") as compared to our budgeted EPS. Payout of the EPS goal was based on minimum, target and maximum levels of achievement. Mr. Talbert had no financial goal under our Performance Award and Cash Bonus Plan, but he had similar financial performance goals under our Long-Term Incentive Plan. The corporate goals for all senior executives included in the 2000 bonus opportunities included operating excellence, successful integration of combined companies, strategic goals and annual goals relating to safety and customer focus programs.

         The committee met in December 2000 and February 2001 to review the EPS performance versus the goal and the attainment of the corporate goals and objectives for the year 2000. Mr. Talbert's bonus under our Performance Award Cash Bonus Plan and Long Term Incentive Plan was determined by the committee to entitle him to a bonus payment of $580,700 or 113% of his bonus opportunity.

         Long-Term Stock Incentives. The long-term stock incentives component of our executive compensation program is designed to align executive and shareholder interests by rewarding executives for the attainment of stock price appreciation and total shareholder return.

         As a general rule, the committee administers the long-term stock incentive program through annual grants of stock options to designated executive officers and other key employees. In addition, the committee may consider the award of restricted stock based on the company's total shareholder return ("TSR") when compared to its peer group of companies, and the committee may also make special awards to individual executives and other key employees during the year on a discretionary basis. On February 15, 2000, the committee made stock option grants to executives, including Mr. Talbert, and stock option grants to other key employees in order to further the goal of aligning the executives' and key employees' interests with those of the shareholders and to encourage management continuity.

         Each executive officer is given a grant opportunity based on the executive's individual position and compensation survey data of our peer group. The executives are granted stock options at the 50th percentile level each year, subject to the committee's discretion to grant more or fewer options based upon company performance. Vesting of options occurs over three years. Restricted stock awards generally would only be made for company performance based upon the last three years' TSR, if TSR had been above the 50th percentile. The committee determines whether or not the restricted stock grant opportunity is earned by comparing our three-year weighted-average TSR, calculated by considering stock price appreciation and dividends over a multiyear period, to the weighted-average total shareholder return of the companies in the Simmons Index having total capitalization of at least $200 million at the end of each year in the period and three years of earnings history. Restricted stock awards provide long-term incentive compensation between the competitive median and 75th percentile levels directly proportional to TSR performance between the 50th and 75th percentiles.

         Based upon the above criteria, on February 11, 2000, we granted Mr. Talbert options to purchase 175,000 ordinary shares at an exercise price of $37.00 per share, which was the fair market value of the ordinary shares at the date of the grant. Based upon the formula, the executives, including Mr. Talbert, were not awarded any restricted stock other than a discretionary grant to one executive for individual performance.

         Stock Ownership Guidelines. In 1993, the committee established guidelines designed to encourage our key executives to attain specified levels of stock ownership over a five-year period. Stock ownership goals are based on the value of the ordinary shares and are expressed as a multiple of the executive's base salary.

         Limitations on Deductibility of Non-Performance Based Compensation.
Section 162(m) of the U.S. Internal Revenue Code limits the tax deduction that we or our subsidiaries can take with respect to the compensation of designated executive officers, unless the compensation is "performance-based." The committee expects that all income recognized by executive officers upon the exercise of stock options granted under the Long-Term Incentive Plan will qualify as performance-based compensation. The committee also believes that all restricted stock which it has awarded to date also qualifies as performance-based.

         The committee sought and received shareholder approval for the amendment and restatement of the Long-Term Incentive Plan at the 1998 annual meeting. Under this Incentive Plan as amended and restated, the committee has the discretion to award performance-based cash compensation that qualifies under
Section 162(m) of the U.S. Internal Revenue Code based on the achievement of objective performance goals. For 2000, Mr. Talbert was the only executive eligible for a performance-based cash award under the Long-Term Incentive Plan. The committee may determine to award compensation that does not qualify under
Section 162(m) as performance-based compensation.

         Conclusion. The committee believes that the executive compensation philosophy that we have adopted effectively serves our interests and those of our shareholders. It is the committee's intention that the pay delivered to executives be commensurate with company performance.

         RONALD L. KUEHN, JR., CHAIRMAN               RICHARD D. KINDER

         ROBERTO L. MONTI                             ALAIN ROGER


EXECUTIVE COMPENSATION

         The table below shows the compensation of our Chief Executive Officer and four other most highly compensated executive officers (the "named executive officers") for 1998, 1999, and 2000. All share amounts and related matters in this proxy statement have been adjusted to reflect the corporate reorganization we completed in May 1999 that effected our reorganization from a Delaware corporation into a Cayman Islands company and a two-for-one share split effected in September 1997 in the form of a 100% share dividend.


                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                         ANNUAL COMPENSATION                   COMPENSATION AWARDS
                               ----------------------------------------    -----------------------------
                                                                           Restricted     Securities
Name and Principal                                      Other Annual          Stock       Underlying        All Other
    Position              Year  Salary($)  Bonus($)(1)  Compensation($)     Award($)(2)  Options/SARs(3)  Compensation($)(4)
------------------       ----  ---------  -----------  ---------------     -----------  ---------------  ------------------
J. Michael Talbert.....  2000   736,458    580,700            0                   0           175,000            54,602
   President and Chief   1999   625,000    601,563            0                   0           117,000           646,903(5)
   Executive Officer     1998   598,750    640,000            0             223,938(6)         48,000            54,820

W. Dennis Heagney......  2000   380,208    202,200            0                   0            50,000            25,673
   Executive Vice        1999   342,500    282,563            0                   0            38,900            36,061(5)
   President and Chief   1998   341,258    298,519            0             118,642(6)         19,600            24,790
   Operating Officer

Robert L. Long.........  2000   346,875    179,100            0                   0            50,000            22,925
   Executive Vice        1999   280,000    311,750            0                   0            35,000            27,322(5)
   President and Chief   1998   257,500    215,978            0              78,074(6)         19,600            20,726
   Financial Officer

Jean P. Cahuzac(7).....  2000   328,750    173,400       86,525 (8)               0            50,000            40,393
   Executive Vice
   President,
   Operations

Jon C. Cole............  2000   317,292    154,700            0                   0            50,000            22,143
   Executive Vice        1999   292,500    221,203            0                   0            35,000            27,098(5)
   President, Shallow    1998   305,000    231,705            0              82,156(6)         17,600            19,759
   Water and Inland
   Water Operations

-----------

         (1) The amount shown as "Bonus" for a given year includes amounts earned with respect to that year but paid in the first quarter of the following year.

         (2) Represents the number of restricted shares times the market price of the shares on the date of grant. Dividends are paid on all restricted shares. As of December 31, 2000, the total number and value of restricted ordinary shares held by the named executive officers were: Mr. Talbert: 4,333 shares

              ($199,318); Mr. Heagney: 23,800 shares ($1,094,800); Mr. Cole:
              13,733 shares ($631,718); Mr. Long: 13,600 shares ($625,600); and
              Mr. Cahuzac: 0 shares ($0).

         (3) Represents options to purchase our ordinary shares at fair market value on the date of the grants.

         (4) With respect to 2000, the amounts shown as "All Other Compensation" represent the following:


                                              Mr. Talbert     Mr. Heagney       Mr. Cole      Mr. Long    Mr. Cahuzac
                                              -----------     -----------       --------      --------    -----------
              Matching contributions under
              the Savings Plan..............     7,200           7,200            7,200         7,200         7,200

              Contributions under the
              Supplemental Benefit Plan.....    22,089          12,826            9,017         7,853             0
              Premiums and benefits under
              the "split-dollar" Executive
              Life Insurance Program........    25,313           5,647            5,926         7,872        17,320

              Defined contribution
              international retirement
              benefit plan..................           0             0                0             0        33,193

         (5) In connection with the waiver of certain employment agreement provisions relating to the Sedco Forex merger, in 1999 Mr. Talbert received a cash payment of $568,800 and Messrs. Heagney, Cole, Long and Ray received accelerated vesting of certain restricted stock grants they received on June 4, 1993. On that date, 32,000 restricted shares were granted to Mr. Heagney and 18,000 restricted shares were granted to each of Messrs. Cole, Long and Ray. Those shares were to vest fully on or after January 8, 2011, but, in exchange for their waivers of those provisions, those shares will vest in three equal installments on December 31, 2000, December 31, 2001 and December 31, 2002. The amount received by Mr. Talbert is included in "All Other Compensation."

         (6) Represents the value of the restricted shares (calculated by multiplying the closing market price of the registrant's unrestricted stock on the date of grant by the number of shares awarded) granted on February 12, 1998, to Messrs. Talbert (10,000 shares), Heagney (4,000 shares), Cole (3,600 shares), Long (4,000 shares) and Ray (2,800 shares). Those shares were to vest in three equal installments on each anniversary of the date of the grant, commencing on the third anniversary of the date of grant, but, due to the change of control provisions, all of these shares vested as of December 31, 1999.

         (7) Mr. Cahuzac became one of our executive officers following the completion of the Sedco Forex merger on December 31, 1999. Previously, he had been employed by Sedco Forex. Accordingly, information for 1998 and 1999 is omitted.

         (8) Includes payments relating to Mr. Cahuzac's relocation ($36,735) and school fees ($26,852).

OPTIONS GRANTED

         The table below contains information with respect to options to purchase our ordinary shares granted to the named executive officers in 2000.

                            OPTION/SAR GRANTS IN 2000

                                                                                               Potential Realizable
                                                                                                     Value at
                                                                                               Assumed Annual Rates
                                                                                                    of Company
                                                                                                   Share Price
                                                                                             Appreciation for Option
                                                     Individual Grants                           Term (10 Years)
                                 -----------------------------------------------------------     ---------------
                                                   % of Total
                                    Number of      Options/SARs
                                    Securities      Granted to
                                    Underlying       Company       Exercise
                                   Options/SARs    Employees in      Price      Expiration
             Name                    Granted           2000        ($/share)      Date(1)       5%(2)       10%(2)
             ----                    -------           ----        ----------     -------       -----       ------
J. Michael Talbert...........        175,000           10.5           $37         2/14/10     3,830,199    9,932,215
W. Dennis Heagney............         50,000            3.0           $37         2/14/10     1,094,342    2,837,776
Jon C. Cole..................         50,000            3.0           $37         2/14/10     1,094,342    2,837,776
Robert L. Long...............         50,000            3.0           $37         2/14/10     1,094,342    2,837,776
Jean P. Cahuzac..............         50,000            3.0           $37         2/14/10     1,094,342    2,837,776

------------------

         (1) The options are subject to termination prior to their expiration date in some cases where employment is terminated.

         (2) These columns show the gains the named executives and all of our shareholders could realize if our shares appreciate at a 5% or 10% rate. These growth rates are arbitrary assumptions specified by the Securities and Exchange Commission, not our predictions.

AGGREGATE OPTION EXERCISES

         The following table shows information concerning options to purchase our ordinary shares the named executive officers exercised during 2000, and unexercised options they held as of December 31, 2000:


       AGGREGATED OPTION EXERCISES IN 2000 AND 2000 YEAR-END OPTION VALUE


                                                          Number of Securities
                                                               Underlying                 Value of Unexercised,
                                                           Unexercised Options             In-the-Money Options
                                                           at Fiscal Year End               at Fiscal Year End
                                                           -------------------              -------------------
                              Acquired
                                 on         Value
           Name               Exercise     Realized    Exercisable   Unexercisable    Exercisable(1)   Unexercisable
           ----               --------     --------    -----------   -------------    -------------    -------------
J. Michael Talbert......          0           $0         355,460        175,000       $7,878,718         $1,575,000
W. Dennis Heagney.......          0            0         128,074         50,000        2,599,996          450,000
Jon C. Cole.............          0            0         174,660         50,000        4,644,530          450,000
Robert L. Long..........          0            0         122,180         50,000        2,658,428          450,000
Jean P. Cahuzac.........          0            0          96,736         50,000        1,474,897          450,000

--------------------

         (1) The value of each unexercised in-the-money option or tandem SAR is equal to the difference between $46, which was the closing price of our ordinary shares on December 31, 2000, and the exercise price of the option.

DEFINED BENEFIT PLANS

         We maintain a U.S. Retirement Plan for our qualifying employees and officers and those of participating subsidiaries. In general, we base annual retirement benefits on average covered compensation for the highest five consecutive years of the final ten years of employment. We include salaries and bonuses and some personal benefits as covered compensation under the U.S. Retirement Plan. We do not include (1) amounts relating to the grant or vesting of restricted shares, the exercise of options and SARs, and receipt of tax-offset supplemental payments with respect to options, SARs or restricted shares, or (2) employer contributions under our Savings Plan or our Supplemental Benefit Plan.

         The maximum annual retirement benefit under our U.S. Retirement Plan is generally 60% of the participant's average covered compensation minus 19.5% of his or her covered social security earnings. However, some of our executive officers, other than Mr. Talbert, and some other employees accrued additional benefits under a previous retirement plan pursuant to the following formula (subject to partial offset for certain social security benefits): (1) 2.4% of average covered compensation, calculated as described above, for each year of service prior to January 1, 1992; plus (2) 2.0% of average covered compensation for each year of service after January 1, 1992; plus (3) when the total of (1) plus (2) above equals 60% of average covered compensation, 1% of average covered compensation for each year of service after January 1, 1992, not included in the calculation in (2) above, up to five such additional years of service. The eligible survivors of a deceased U.S. Retirement Plan participant are entitled to a survivor's benefit under the plan. Benefits under our U.S. Retirement Plan are generally paid as life annuities.

         Eligible participants in our U.S. Retirement Plan and their eligible survivors are entitled to receive retirement and survivors benefits that would have been payable under the U.S. Retirement Plan but for the fact that benefits payable under funded pension plans are limited by federal tax laws. As a general rule, during 2000, the federal tax laws limited annual benefits under tax-qualified retirement plans to $135,000, subject to reduction in some cases, and required those plans to disregard any portion of the participant's 2000 compensation in excess of $170,000. A participant may choose to have these benefits paid either as a life annuity or in a cash lump sum upon termination of employment.

         Mr. Cahuzac is a non-U.S. citizen and participates in a defined contribution international retirement plan. He does not participate in our U.S. Retirement Plan.

         The following table contains the benefits payable to the named executive officers under our U.S. Retirement Plan and related supplemental benefit plans as of December 31, 2000:


                           DEFINED BENEFIT PLAN TABLE


                                                                                                  Estimated Annual
                                                                                                     Retirement
                                                                             Current Years           Benefit at
                                  Name                                       of Service(1)            Age 65(2)
                                  ----                                       -------------            ---------
J. Michael Talbert..................................................                6.3               $650,405
W. Dennis Heagney...................................................               31.5                369,282
Jon C. Cole.........................................................               23.2                309,988
Robert L. Long......................................................               25.5                307,233

--------------------

(1)      Includes years of service with Sonat Inc.

(2) Estimated annual retirement benefit payable under the Retirement Plan and related supplemental benefit plans as a single life annuity at age 65 (based on the assumptions that the officer retires from employment with us at age 65 with average covered compensation at his retirement date equal to his 2000 covered compensation) and calculated prior to the offset for covered social security earnings.

PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return of (1) our ordinary shares, (2) the Standard & Poor's 500 Stock Index and (3) the Simmons Upstream Index over our last five fiscal years. The graph assumes that $100 was invested in our ordinary shares and each of the other two indices on December 31, 1995, and that all dividends were reinvested on the date of payment.

                       CUMULATIVE TOTAL SHAREHOLDER RETURN
                        Indexed Total Shareholder Return
                      December 31, 1995--December 31, 2000


                        [PERFORMANCE GRAPH APPEARS HERE]

                                                                      December 31,
                                       1995          1996          1997          1998           1999         2000
                                       ----          ----          ----          ----           ----         ----

Transocean Sedco Forex Inc.           100.00        140.59        217.03         121.22        152.99       209.35
S&P 500                               100.00        122.58        163.34         210.01        254.18       231.06
Simmons Upstream Index                100.00        159.14        240.44          99.30        139.16       237.09

                                    RIG Dividend    S&P Dividend      RIG Dvd       S&P Dvd         SCI
             SCI Index     RIG        Adjusted        Adjusted      Adj. Index     Adj. Index      Index
31-Dec-95      757        22.38         22.38            337            100            100          100
31-Dec-96     1205        31.31         31.46            413            141            123          159
31-Dec-97     1821        48.18         48.56            551            217            163          240
31-Dec-98      752        26.81         27.12            708            121            210           99
31-Dec-99     1054        33.68         34.23            857            153            254          139
31-Dec-00     1796        46.00         46.84            779            209            231          237

                                    RIG Dividend    S&P Dividend      RIG Dvd       S&P Dvd         SCI
             SCI Index     RIG        Adjusted        Adjusted      Adj. Index     Adj. Index      Index
12-31-1994      486         8.88          8.88            245            100            100          100
12-31-1995      757        22.38         22.57            337            254            137          156
12-31-1996     1205        31.31         31.74            413            358            168          248
12-31-1997     1821        48.18         48.99            551            552            225          374
12-31-1998      752        26.81         27.36            708            308            289          155
12-31-1999     1054        33.68         34.54            857            389            349          217
12-31-2000     1796        46.00         47.26            779            533            318          369

      Implied          Implied          Implied         Actual
      Dvd Yld           Price           Dvd Yld         Index
                         8.88                           100.00
       0.66%            22.57            2.25%          254.36
       0.50%            31.74            0.66%          357.60
       0.21%            48.99            0.50%          552.05
       0.59%            27.36            0.21%          308.33
       0.26%            34.54            0.59%          389.15
                                         0.26%

COMPENSATION UPON CHANGE OF CONTROL

         Some of our benefit plans provide for the acceleration of benefits in the event of a change of control of our company. A change of control generally includes acquisitions of beneficial ownership of 20% or more of our ordinary shares, changes in board composition and certain merger and sale transactions.

         Upon the occurrence of a change of control, all outstanding restricted shares granted under the Long-Term Incentive Plan will immediately vest and all options and SARs granted under the Long-Term Incentive Plan to outside directors or held by then-current employees will become immediately exercisable. In addition, the executive compensation committee may provide that if a SAR is exercised within 60 days of the occurrence of a change of control, the holder will receive a payment equal to the excess over the amount otherwise due of the highest price per ordinary share paid during the 60-day period prior to exercise of the SAR. The executive compensation committee also may provide that the holder is entitled to a supplemental payment on that excess. Those payments are in addition to the amount otherwise due on exercise. Also, upon the occurrence of a change of control, the participant will become vested in 100% of the maximum performance award he could have earned under our Performance Award and Cash Bonus Plan for the proportionate part of the performance period prior to the change of control and will retain the right to earn out any additional portion of his award if he remains in our employ.

         The Sedco Forex merger constituted a change of control under our Long-Term Incentive Plan and Performance Award and Cash Bonus Plan.

CONSULTING AGREEMENTS WITH DIRECTORS

         As part of the Sedco Forex merger and as a condition to his appointment as Chairman of the Board, we entered into a consulting agreement with Victor E. Grijalva. The consulting agreement contains the following material terms:

         o we will nominate Mr. Grijalva to the board of directors to serve as Chairman until his 65th birthday, at which time he will tender his resignation for action by the board of directors;

         o until the time of his resignation, Mr. Grijalva will provide consulting services to us, as an independent contractor, with regard to long-range planning, strategic direction and integration and rationalization matters;

         o        we will pay Mr. Grijalva $400,000 per year;

         o we will indemnify Mr. Grijalva in connection with the services he provides to the fullest extent available under our articles of association; and

         o Mr. Grijalva will be entitled to the non-cash compensation and benefits we provide to non-employee directors.

         At the time of the R&B Falcon merger, R&B Falcon entered into a consulting agreement with Paul B. Loyd, Jr. The consulting agreement contains the following material terms:

         o the term of the consulting agreement is for a period of two years following the date of Mr. Loyd's termination of employment from R&B Falcon, which occurred on January 31, 2001, and he may terminate it at any time on 30 days' advance written notice;

         o Mr. Loyd will provide consulting services with regard to strategies, policies, special projects, incentives, goals and other matters related to the development and growth of R&B Falcon for a minimum of 30 hours per month;

         o Mr. Loyd agrees not to perform substantially similar services during the term of the consulting agreement for any other company that provides offshore contract drilling services;

         o we will pay Mr. Loyd $360,000 per year and he waives all director's fees or other remuneration that he would otherwise receive for being a member of our board of directors; and

         o Mr. Loyd will be entitled to reimbursement of expenses incurred in providing consulting services.

EMPLOYMENT AGREEMENTS

         During September and October 2000, we entered into new agreements with some of our executive officers, including Messrs. Talbert, Cole, Long, Ray, Heagney and Brown and Ms. Koucouthakis. These agreements replaced employment agreements entered into prior to the Sedco Forex merger. The prior agreements provided that the occurrence of a change in control triggers provisions that were triggered by the Sedco Forex merger. The prior agreements provided that the executives could leave for any reason during January 2001 and receive the payments defined in the employment agreements, which generally guaranteed a minimum salary and bonus for a period of three years. In order to induce the executives to remove such right and remain with our company, we offered the executives either (a) a cash payment equivalent to the amount otherwise due under the employment agreement as if the executive left in January 2001 to be vested and paid, with interest, over a three year period in equal annual installments commencing January 2002, in exchange for termination of the employment agreement (such amounts would become payable if the executive remained employed, and would become payable in a lump sum if the executive's termination occurred due to death, disability or termination without cause, or due to certain reductions in authority or base salary), or (b) an extension of the existing employment agreement for three years beyond the current one month trigger period with a first term of 18 months during which the employee commits to remain with our company, followed by an additional term of eighteen months during which the employee can self trigger the payment rights, with interest, under the employment agreement by terminating his or her employment. Messrs. Heagney and Brown and Ms. Koucouthakis entered into agreements described in clause (a) of the foregoing sentence, and Messrs. Talbert, Cole, Long and Ray entered into agreements described in clause (b) of the foregoing sentence. None of the new agreements contain change of control provisions. The agreements with Messrs. Talbert, Cole, Long, and Ray provide that in the event the payments called for under the agreement would subject the executive to an excise tax under Section 4999 of the U.S. Internal Revenue Code, the executive will be entitled to receive an additional "gross-up" payment in some circumstances.

         The amount of the aggregate payments to Mr. Heagney pursuant to his agreement, excluding interest, is $2,370,587. Mr. Cahuzac is not a party to an employment agreement with us. If the other named executive officers terminate their employment on July 1, 2002 in a manner entitling them to benefits under the agreements, they would received amounts approximately equal to the following lump sum cash payments, excluding any gross up payments and interest:

         Mr. Talbert:      $4,877,593
         Mr. Cole:         $1,999,933
         Mr. Long:         $2,142,756

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the executive compensation committee of the board of directors are Mr. Kuehn, Chairman, and Messrs. Kinder, Monti and Roger. There are no matters relating to interlocks or insider participation that we are required to report.

                              CERTAIN TRANSACTIONS

         In January 2001, R&B Falcon purchased the 13.6% minority interest in Reading & Bates Development Co., which was owned by former directors and employees of R&B Falcon and directors and employees of that company, for $34.7 million. Interests of Messrs. Loyd and Donabedian were purchased for $9,059,400 and $1,294,000, respectively. Mr. Pattarrozzi received a bonus of $267,000 in connection with the sale of the minority interest. R&B Falcon's oil and gas business is operated primarily through its Reading & Bates Development Co.

                              SELECTION OF AUDITOR

         We have selected Ernst & Young LLP as our auditor for the 2001 calendar year. Ernst & Young LLP served as our auditor for the 2000 calendar year. A representative of Ernst & Young LLP is expected to be present at the annual general meeting with the opportunity to make a statement if so desired and to respond to appropriate questions.

                         FEES PAID TO ERNST & YOUNG LLP

         Ernst & Young LLP has billed us fees as set forth in the table below for (i) the audit of our annual financial statements and reviews of quarterly financial statements, (ii) financial information systems design and implementation work rendered in 2000 and (iii) all other services rendered in 2000.

                                                                               All Other Fees
                                                                    ----------------------------------------
                                        Financial Information       Audit-                          Total of
                          Audit          Systems Design and         Related                        All Other
                           Fees          Implementation Fees         Fees           Other             Fees
                         --------       ---------------------       -------         ------         ----------
Fiscal year 2000         $313,500                $0                 $869,576       $657,014        $1,526,590

         The audit committee has considered whether the provision of services rendered in 2000 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.

                            PROPOSALS OF SHAREHOLDERS

         Shareholder Proposals in the Proxy Statement. Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2002 annual general meeting, your proposals must be received at our principal executive offices, 4 Greenway Plaza, Houston, Texas 77046, by no later than December 5, 2001. However, if the date of the 2002 annual general meeting changes by more than 30 days from the date of the 2001 annual general meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

         Shareholder Proposals and Nominations for Directors to Be Presented at Meetings. If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our articles of association. Our articles of association provide generally that, if you desire to propose any business at an annual general meeting, you must give us written notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after that anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. The deadline under our articles of association for submitting proposals will be February 12, 2002 for the 2002 annual general meeting unless it is more than 30 days before or after the anniversary of the 2000 annual general meeting. Your notice must set forth:

         o a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

         o        your name and address;

         o a representation that you are a holder of record of our ordinary shares entitled to vote at the meeting, or if the record date for the meeting is subsequent to the date required for shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting, and, in either case, intend to appear in person or by proxy at the meeting to propose that business; and

         o        any material interest you have in the business.


         If you desire to nominate directors at an annual general meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors at an extraordinary general meeting at which the board of directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice must set forth:

         o your name and address and the name and address of the person or persons to be nominated;

         o a representation that you are a holder of record of our ordinary shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

         o a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

         o a description of all arrangements or understandings between you and each nominee you proposed and any other person or persons under which the nomination or nominations are to be made by you;

         o any other information regarding each nominee you proposed that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

         o the consent of each nominee to serve as a director if so elected.


         The chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures.

         You may obtain a copy of our articles of association, in which these procedures are set forth, upon written request to Eric B. Brown, Secretary, Transocean Sedco Forex Inc., 4 Greenway Plaza, Houston, Texas 77046.

                                                                      Appendix A

                             TRANSOCEAN SEDCO FOREX

                             AUDIT COMMITTEE CHARTER


  I.   PURPOSE

       The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing; the Company's financial statements contained in the annual report to stockholders; the Company's systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes in general. Consistent with this oversight function, the Audit Committee should encourage continuous improvement of and should foster adherence to the company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

       o Serve as an independent and objective party to monitor the corporation's financial reporting process and internal control system.

       o Review and appraise the audit efforts of the Company's independent accountants and internal audit function.

       o Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

       The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

 II.   COMPOSITION

       The Audit Committee shall consist of at least three active members of the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. In no event shall an active or retired officer or employee of the Company be a member of the Committee.

       The proposed committee members, Chairman and Secretary of the Audit Committee shall be recommended to the Board of Directors by the Chairman of the Board. All members of the committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

       The members, Chairman and Secretary of the Committee shall be appointed annually by the Board of Directors. Normally, each member will serve for at least three consecutive years. The Secretary may, but need not, be a member of the Committee.

III.   MEETINGS

       The Audit Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its responsibility to support open dialog, the Committee should meet at least annually with management, the Director of Internal Audit, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

 IV.   DUTIES AND RESPONSIBILITIES

       It shall be the responsibility of the Audit Committee, under powers delegated to it by the Board of Directors:

       A. WITH REGARD TO THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       o To review annually with Management their plans for the scope of the accountants' activities, including the auditors' performance of non-audit services, and expected fees to be incurred therefor, the accountants' report of findings resulting from examination of the Company's records and systems of internal accounting controls, and matters affecting their independence in the performance of the audit of Company accounts.

       o To review with the Director of Internal Audit and the independent public accountants their annual audit plans, including the degree of coordination of the respective plans. The Committee should inquire as to the extent to which the planned audit scope can be relied upon to detect fraud or weaknesses in internal accounting controls.

       o To have a clear understanding with the independent public accountants that they are ultimately accountable to the Board and the Audit Committee, as representatives of the shareholders, and that these shareholder representatives have ultimate authority and responsibility to engage, evaluate, and if appropriate, terminate their services. To this end, the Committee will make recommendations to the Board of Directors with regard to the appointment or discharge of independent public accountants.

       o On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take, appropriate action to ensure the continuing independence of the auditors.

       o To review with the independent public accountants the cooperation received from Management during the course of the audit and extent of any restrictions that may have affected their examination.


       B. WITH REGARD TO THE COMPANY'S FINANCIAL STATEMENTS AND FOOTNOTES, AND INTERNAL ACCOUNTING CONTROL SYSTEMS

       o To review the Annual Report and footnotes thereto prior to its publication, and discuss with the independent public accountants any significant transactions not a normal part of the Company's business, significant adjustments proposed by them, and comments submitted by the independent public accountants concerning the Company's system of internal accounting control together with management's actions to correct any deficiencies noted.

       o To review with the independent public accountants the quality, not just the acceptability, of the company's accounting principles as applied in its financial reporting in terms of clarity of disclosures, degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates and other significant decisions made by the company in preparing the financial disclosures.

       o To review steps taken to assure compliance with the Company's policy regarding conflicts of interest and business ethics.

       o To review transactions or relationships between the Company and any Director, Officer, or stockholder owning more than 5% of the Company's common stock (including any family members of the foregoing), and make recommendation to the Board of Directors concerning whether such relationships should continue.

       o To ascertain that appropriate reporting of such transactions or relationships is made to the Securities and Exchange Commission or other regulatory agencies.

       o To review the quality and depth of staffing of the Company's financial, accounting, and internal audit personnel.


       C. WITH REGARD TO THE COMPANY'S INTERNAL AUDITORS

       o To review the scope of the internal auditors' activities, their report of findings resulting from the examination of the Company's records, operations, and systems of internal accounting controls, and matters affecting their independence in the performance of the audit of Company accounts, including the cooperation received from Management during the course of any audit, and the extent of any restrictions that may have affected their examination.

       V.  OTHER RESPONSIBILITIES

       o To review expense accounts and executive perquisites of the Company's senior officers.

       o To review litigation involving claims of wrongdoing by shareholders or by or against directors, officers, or independent public accountants of the Company.

       o Review and update this Charter periodically, at least annually, as conditions dictate.

                           TRANSOCEAN SEDCO FOREX INC.
                                  Walker House
                                   Mary Street
                                P. O. Box 265 GT
                                   George Town
                                  Grand Cayman
                                 Cayman Islands

                                    P R O X Y

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned, revoking any proxy heretofore given in connection with the Annual General Meeting described below, hereby appoints J. Michael Talbert, Robert L. Long and Eric B. Brown, and each of them, proxies, with full powers of substitution, to represent the undersigned at the Annual General Meeting of Transocean Sedco Forex Inc. to be held on Friday, May 11, 2001 at 9:00 a.m., at the Royal Pavillion Hotel, St. James, Barbados and at any adjournment thereof, and to vote all ordinary shares that the undersigned would be entitled to vote if personally present as follows:

         The shares represented by this proxy will be voted as directed herein. IF THIS PROXY IS DULY EXECUTED AND RETURNED, AND NO VOTING DIRECTIONS ARE GIVEN HEREIN, SUCH SHARES WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.


           (Continued and to be signed and dated on the reverse side)
--------------------------------------------------------------------------------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES."

Item 1.  Election of Directors


         Nominees for the Board of Directors: Richard D. Kinder,
         Martin B. McNamara and Alain Roger



         [ ] FOR all nominees listed           [ ]    WITHHOLD AUTHORITY to vote
                                                      for all nominees listed

         [ ] FOR all nominees listed, except vote withheld for the following nominee(s):

         -----------------------------------------------------------------------

Item 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                        Change of Address and/or Comments
                                        Mark Here [ ]

                                        Date
                                            ------------------------------------

                                        ----------------------------------------
                                                      Signature

                                        ----------------------------------------
                                                      Signature

                                        Sign exactly as name appears hereon. (If shares are held in joint names, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your title as such. If the signer is a corporation, please sign in the full corporate name by duly authorized officer.)

                                        Votes must be indicated [ x ] in Black
                                        or Blue Ink.

(Please sign, date and return this proxy promptly in the enclosed postage prepaid envelope.)

[LOGO TRANSOCEAN SEDCOFOREX]


                             ONLINE ACCESS IS HERE!

Shareholders who hold shares through a bank, broker or other nominee
(beneficial shareholders) may use the convenience and immediacy of the Internet to give voting instructions online. Beneficial shareholders may also sign up for electronic delivery of future Transocean Sedco Forex proxy materials.

Your vote is important! Using the Internet or telephone, you can vote any time, 24 hours a day.

--------------------------------------------------------------------------------
      To vote online, follow these instructions:

      1.    READ the enclosed proxy statement and voter instruction form.
      2.    Go to website www.proxyvote.com.
      3. Enter the 12 DIGIT CONTROL NUMBER located on your voter instruction form.
      4.    Follow the simple instructions posted at www.proxyvote.com.

      To vote by telephone, follow the instructions on the voter instruction form.

            AFTER SUCCESSFUL ELECTRONIC OR TELEPHONIC VOTING, DISCARD
                             YOUR INSTRUCTION FORM.
--------------------------------------------------------------------------------

Once you've voted your proxy, if you are a shareholder who holds shares through a bank, broker or other nominee (beneficial shareholder), you can also sign up to have all future Transocean Sedco Forex proxy materials and annual reports delivered to you electronically. PLEASE NOTE THAT TRANSOCEAN SEDCO FOREX RECORD SHAREHOLDERS MUST RECEIVE PRINTED COPIES OF OUR PROXY MATERIALS.

--------------------------------------------------------------------------------
      To sign up for electronic delivery, follow these instructions:

      1. Above where you click for the final submission of your vote, you will find information on electronic delivery of proxy materials. Please read this section completely.
      2.    To proceed with this option, choose & enter a four-digit PIN number.
      3.    Click the Final Submission button at the bottom of the page.
      4. Prior to all subsequent shareholder meetings, you will receive an e-mail providing information on where to locate the annual report and proxy statement online and how to vote your shares online.
--------------------------------------------------------------------------------

IF YOU VOTE YOUR PROXY BY TELEPHONE OR INTERNET, DO NOT RETURN YOUR VOTER INSTRUCTION FORM.

The validity of voting instructions from beneficial shareholders will be determined by the banks, brokers and other nominees through which the beneficial shareholders hold their shares and not Transocean Sedco Forex.

Please note that although there is no charge to you for this service, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. Transocean Sedco Forex does not cover these costs; they are solely your responsibility.

For Brokerage Accounts Only: If you select the option to access your proxy material electronically, your consent will cover each eligible security in your brokerage account. Whenever a company whose securities you hold in your brokerage account elects to make information available in an electronic format, you will no longer receive printed copies of that company's Annual Report or Proxy Statement.